For Immediate Release

UVUMOBILE APPOINTS WILLIAM LOUGHMAN AND RICHARD SEIFERT TO ITS BOARD OF DIRECTORS

ATLANTA, Ga. – Sept. 12, 2007 – uVuMobile, Inc.™ (the "Company") (OTCBB: UVUM.OB), through its Chairman Glenn Singer, today announced the appointment of two new members to its Board of Directors, William (Bill) Loughman, the Company’s current interim President and Chief Executive Officer and its Chief Financial Officer, and Richard (Rick) Seifert, a long-time Company shareholder and former consultant/advisor to the Company.

Mr. Loughman joined the Company in March 2006 with over 25 years of operations and finance experience, primarily in the telecommunications industry.  Prior to joining the Company, he was with AirGate PCS as Vice President and Chief Financial Officer from July 2004 to March 2005.  From April 1998 to December 2003, he was with o2wireless Solutions where he held various positions including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.  Mr. Loughman also currently serves as a director of Peachtree Media Group, LLC. He previously served as a director of several telecommunications companies, including Omnitel Ltd. in Lithuania, Jordan Mobile Telephone Company in Jordan, St. Petersburg Telecom in Russia, and Pakistan Mobile Communications Ltd. in Pakistan.

Mr. Seifert is a seasoned professional, having worked as an advisor and an executive for over 25 years, and in the internet technology field since 1992.  His focus has been primarily on the delivery of media content over the internet.  Approximately ten years ago, he was one of a small group of pioneers working on the delivery of rich media content to cellular telephones.  During this entire period he has made considerable contacts and gained significant insight into the wireless world, having worked in this area for as long as carriers have been trying to sell data usage.  Mr. Seifert worked with the Company as an advisor in strategic partnering, business planning, sales/marketing and early stage funding from February of 2003 through March of 2005.

About uVuMobile™

uVuMobile™ recognizes the ever-increasing demand by consumers for personalized, interactive entertainment content anytime, anywhere on media-enabled devices by offering a full suite of products that effectively deliver video and audio content to mobile handsets. uVuMobile™ provides backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. These services are now available to entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain.

With the development of the Company's groundbreaking technologies for mobile content delivery, uVuMobile™ now offers ad supported and white label mobile video services. For additional information, please visit www.uvumobile.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning uVuMobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, financial results, financial position and liquidity are included in uVuMobile’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, its Current Report on Form 8-K dated August 28, 2007, and in other reports filed by uVuMobile with the Securities and Exchange Commission ("SEC") subsequent to the filing of such Form 10-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from uVuMobile’s web site at www.uvumobile.com. uVuMobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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Contact:
uVuMobile
Bill Loughman, CEO
(770) 279-3100
http://www.uvumobile.com